Exhibit 10.1

July 27, 2005

Glenn Wienkoop

21178 Maria Lane

Saratoga, CA 95070

Dear Glenn,

On behalf of MSC.Software Corporation, I am pleased to offer you the position of President & Chief Operating Officer. This position reports to Bill Weyand, Chairman and CEO, and is located in Santa Ana, CA.  It is understood and agreed that you may choose to commute to Santa Ana, California during up to a six month transitional period following the projected August 22, 2005 start date of your employment.

We are offering you a base salary of $330,000 annually, paid semi-monthly.  In addition, you will also be eligible to participate in the Executive Bonus Program that is targeted at 70% of your base salary.  All payments will be subject to required tax withholding and other authorized deductions.

As part of your overall compensation package, you will receive stock options covering 275,000 shares of MSC.Software common stock, granted upon Board approval (such options to have a per share exercise price equal to the fair market value of a share of our stock on that date and vesting according to the terms of MSC’s 2001 Stock Purchase Plan). Also, you will be granted a special, one-time right to purchase an additional 100,000 shares of restricted MSC.Software stock at a purchase price of $11.00 a share on your start date, such right exercisable only for 10 business days after your start date. You will also be granted 40,000 performance stock units related to MSC.Software common stock.

Your performance stock units will be subject to the terms and conditions of a performance stock unit agreement to be prepared by MSC.Software (which will include customary investment representations, a vesting requirement, and termination of the units to the extent not previously vested if your employment terminates).  In general, the performance stock units will vest only if (1) during the next two years, the closing price or last price, as applicable, per share of MSC.Software common stock as reported on the composite tape for securities listed on either the New York Stock Exchange or the NASDAQ National Market equals or exceeds $20.00 for each of at least 30 consecutive trading days, or (2) MSC.Software is sold in a transaction that results in a majority change in ownership of the company and in which the value of the per-share consideration received by the holders of the MSC.Software common stock in respect of such sale equals or exceeds $20.00.

You are eligible to receive and shall receive all Executive Company Benefits, including medical, deferred compensation, vacation, sick leave, auto allowance, and all other benefits extended to any other executives of the Company.  The auto allowance is $1,080.00 per month.

MSC will also cover the expenses of your real estate fees and closing costs for the sale of your home in Saratoga, California (the “Premises”), plus relocation costs, in total up to a maximum of $300,000. In addition, MSC will cover a portion of any negative gap (the “Shortfall”), if any, that may result between the gross sale price (defined below) of the Premises and the appraisal value as follows: MSC shall pay you 25% of the first $250,000 of the Shortfall, 50% of the next $250,000 of any Shortfall, 75% of the next $500,000 Shortfall and 100% of any Shortfall to the extent exceeding $1,000,000. Consequently, your exposure based on any sale price of the Premises less than the appraisal value is limited to $437,500.  You and MSC shall agree on the engagement of and independent appraiser to conduct an appraisal of the Premises. Gross sales price shall mean the actual purchase price without deduction for real estate commissions, taxes, pro-rations or other costs of sale.  MSC’s obligation to cover any Shortfall will extend only for 1 year from the date of this agreement, but can be extended at the sole discretion of the Board.

As an executive officer, you will of course be covered by the company’s Directors & Officers Liability insurance policy, commencing on your first day of employment.  In addition, you will be offered the executive officer Change-in-Control Severance Agreement and the agreement is attached for your review and information.

Also, if the company terminates your employment at any time, for any reason, except if there is Cause and in the event of a Change in Control of the company, in the first year of your employment, you will be entitled to a severance payment equal to 100% of your current salary, paid in a lump sum and less all required local, state and federal taxes and other withholding amounts, provided, however, that you are willing to sign a mutual release.

The proposed start date for this position is no later than Monday, August 22, 2005 but MSC agrees that you may provide transitional consulting to your current employer for up to five (5) days per quarter for a period of up to six (6) months following your start date so long as such consulting does not materially adversely effect the performance of your duties hereunder.  The Company also understands and agrees that, with the Company’s prior consent, you may choose to serve and/or continue to serve on up to four (4) boards of directors and/or advisory boards of other non-competitive companies so long each is disclosed to the Company and such work does not materially adversely effect the performance of your duties hereunder.  Please signify your acceptance of our offer by signing the enclosed copy of this letter and faxing it to me at 714.784.4289. Please also mail a copy of the signed original to me. This offer is valid until the close of business Wednesday, July 27, 2005.

The United States Government requires MSC.Software Corporation to verify your eligibility for U. S. employment and identity.  Proof of citizenship or immigration status and a valid Social Security card will be required upon commencement of employment.  You will also be required to sign and abide by a confidentiality and inventions agreement in the form provided to you by MSC.Software.

Although we hope that our relationship will be mutually rewarding, your employment with MSC.Software is “at-will”, which means that either you or MSC.Software can terminate the employment relationship at any time, with or without cause.  The “at-will” nature of your employment cannot be changed or modified except in writing signed by the Chief Executive Officer of MSC.Software.  This letter agreement contains all of the terms of your employment and supercedes all prior and contemporaneous negotiations and agreements with respect thereto.  There are no representations, warranties, or other agreements with respect to your employment except as expressly set forth herein; however, it is agreed that the capitalized terms not defined in this Agreement have the same meaning as those expressly defined in the separate Severance Agreement which the Company is providing to you with this Agreement and it is also agreed that the provisions of this Agreement, and any payment provided hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your rights under any Benefit Plan, Incentive Plan, or Securities Plan, severance agreement or any other contract, plan, other arrangement.

We are looking forward to welcoming you to the MSC.Software team.  Please feel free to contact me at (714) 444-5152 if you have any questions.

Sincerely,

/s/ RICH LANDER
Rich Lander
Vice President, Human Resources

Enclosures            Benefits Summary

Offer Accepted:

/s/ GLENN WIENKOOP	7/27/05
Signature	Date Signed

Start Date: Monday. Aug. 22nd, 2005

cc: Bill Weyand